Exhibit 10.5
CONSENT, WAIVER AND SECOND AMENDMENT TO SECOND
AMENDED AND RESTATED CREDIT AGREEMENT
     This Consent, Waiver and Second Amendment to Second Amended and Restated Credit Agreement (this “Amendment”) dated as of the 23rd day of December, 2008, is by and among Roadrunner Transportation Services, Inc., a Delaware corporation, Sargent Trucking, Inc., a Maine corporation, Big Rock Transportation, Inc., an Indiana corporation, Midwest Carriers, Inc., an Indiana corporation, Smith Truck Brokers, Inc., a Maine corporation, and B&J Transportation, Inc., a Maine corporation (each, a “Borrower” and collectively the “Borrowers”), the Lenders (as defined below) party hereto and Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as administrative agent for Lenders (“Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, Administrative Agent, the financial institutions party thereto (together with their respective successors and assigns, “Lenders”) and Borrowers are parties to that certain Second Amended and Restated Credit Agreement (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement) dated as of March 14, 2007;
     WHEREAS, Events of Default exist under Section 13.1.5 of the Credit Agreement as a result of Borrowers’ failure to comply with (i) the financial covenants in Sections 11.13.1, 11.13.2 and 11.13.3 of the Credit Agreement for the Computation Period ended September 30, 2008 and (ii) the affirmative covenant in Section 10.10 of the Credit Agreement as pertains to the Sargent Companies (collectively, the “Existing Events of Default”);
     WHEREAS, concurrently herewith, Administrative Agent and Holdings are entering into (i) that certain Keep Well Agreement dated as of the date hereof (the “Keep Well Agreement”) and (ii) that certain Consent, Waiver and Amendment to Amended and Restated Note Purchase Agreement dated as of the date hereof (the “Mezzanine Amendment”) among the Sargent Companies, Roadrunner, the guarantors listed therein, the Sankaty Entities and American Capital, in the form of Exhibit A hereto;
     WHEREAS, absent the written consent of Required Lenders, execution and delivery of the Mezzanine Amendment would constitute a breach of Section 11.11 of the Credit Agreement, and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement;
     WHEREAS, to satisfy certain funding obligations contemplated by this Agreement and by the Keep Well Agreement, Holdings desires to (i) amend the Certificate of Incorporation of Holdings pursuant to a Certificate of Amendment in the form of Exhibit B hereto (the “Certificate of Amendment”), which Certificate of Amendment authorizes the issuance of Series B Convertible Preferred Stock of Holdings (the “Series B Stock”) and (ii)

issue Series B Stock (the “Series B Issuance”) to certain Persons, including to certain Affiliates of Holdings;
     WHEREAS, absent the written consent of Required Lenders, (i) filing of the Certificate of Incorporation would constitute a breach of Section 11.5 of the Credit Agreement, and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement and (ii) the Series B Issuance would constitute a breach of Section 11.9 of the Credit Agreement, and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement;
     WHEREAS, Borrowers have requested that Administrative Agent and Required Lenders (i) waive the Existing Events of Default, (ii) consent to the execution and delivery of the Mezzanine Amendment, (iii) consent to the filing of the Certificate of Amendment, (iv) consent to the Series B Issuance and (iv) amend the Credit Agreement in certain respects, as set forth herein, and Administrative Agent and Required Lenders are willing to do so, subject to the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Administrative Agent, the undersigned Lenders and Borrowers hereby agree as follows:
     1. Waiver and Consents.
     (a) Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance on the representations and warranties set forth in Section 7 below, Administrative Agent and the undersigned Lenders hereby waive the Existing Events of Default. Except as a result of the waiver set forth in this Section 1, nothing contained herein shall be deemed to constitute a waiver of any Unmatured Event of Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or to modify any provision of the Credit Agreement.
     (b) Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance on the representations and warranties set forth in Section 7 below, Administrative Agent and the undersigned Lenders hereby consent to (i) the execution and delivery of the Mezzanine Amendment, (ii) the filing of the Certificate of Amendment and (iii) the Series B Issuance, to the extent the proceeds thereof are applied to satisfy funding obligations contemplated by this Agreement and/or the Keep Well Agreement. Except as a result of the waiver set forth in this Section 1, nothing contained herein shall be deemed to constitute a waiver of any Unmatured Event of Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or to modify any provision of the Credit Agreement.
     (c) Except as expressly provided herein, the execution and delivery of this Amendment and the waivers, consents and modifications effected hereby shall not: (i) constitute an extension, modification, waiver or consent of or with respect to any aspect of the Credit Agreement or the other Loan Documents; (ii) extend the terms of the Credit Agreement or the due date of any of the Obligations; (iii) give rise to any obligation on the part of Administrative Agent or any Lender to extend, modify, waive or consent to any term or condition of the Credit Agreement or the other Loan Documents; or (iv) give rise to any defenses or counterclaims to Administrative Agent’s or any Lender’s right to compel payment of the Obligations or to otherwise enforce its rights and remedies under the Credit Agreement and the other Loan Documents.
     2. Amendments to Credit Agreement.
     (a) The definition of “Base Rate” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
  Base Rate means for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30 day Interest Period as determined on such day, plus 1.0%.
     (b) Section 1.1 of the Credit Agreement is hereby amended to add the following definitions:
  Keep Well Agreement means that certain Keep Well Agreement dated as of December 23, 2008 between Administrative Agent and Holdings, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.
  Segregated Equity Investment means the $5,000,000 equity investment made pursuant to the terms and conditions of the Keep Well Agreement, which investment is segregated from other funds pursuant to the terms and conditions of the Keep Well Agreement.
  Series B Convertible Preferred Stock means the Series B Convertible Preferred Stock of Holdings issued on December 23, 2008.
     (c) Section 1.1 of the Credit Agreement is hereby amended to delete in its entirety each of the definitions “Sponsor Make Whole Agreement” and “Sponsor Make Whole Subordinated Debt”.
     (d) Section 6.2.2(a)(ii) is hereby amended and restated in its entirety as follows:
  (ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities by Holdings pursuant to any employee or director option program, benefit plan or compensation program, (y) any issuance by a Subsidiary to Borrowers or another Subsidiary and (z) any issuance of Series B Convertible Preferred Stock, to the extent the proceeds of such issuance constitute a portion of the Segregated Equity Investment), in an amount equal to 100% of such Net Cash Proceeds.
     (e) The opening clause of Section 6.2.2(a)(iv), which previously read, “Within 105 days after the end of the each Fiscal Year (commencing with Fiscal Year 2007)” is hereby amended and restated in its entirety as follows:
     Within 105 days after the end of each Fiscal Year (commencing with Fiscal Year 2009)
     (f) The third sentence of Section 6.3.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     All prepayments of the Term Loan shall be applied against the installments thereof in the inverse order of maturity.
     (g) Section 10.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     10.10 Deposit Accounts.
     Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, maintain Borrowers’ concentration account, primary disbursement account and lockbox with Administrative Agent; provided, that (i) solely with respect to the Sargent Companies, the provisions of this Section 10.10 shall be effective commencing February 27, 2009 and may be satisfied by the Sargent Companies maintaining the existing accounts with banks that have executed control agreements acceptable to Administrative Agent and (ii) it being understood and acknowledged that certain Account Debtors may not comply with instructions issued by the Sargent Companies to remit funds to lockboxes maintained with Administrative Agent following February 27, 2009. Until such time that Borrowers have established their principal deposit accounts with the Administrative Agent, Borrowers shall make no changes in their respective cash management systems as in effect on the Closing Date, unless the Administrative Agent otherwise consents in writing.
     (h) Section 11.1(o) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (o) [Intentionally Omitted]
     (i) Section 11.3 of the Credit Agreement is hereby amended to delete the “and” immediately preceding subsection (viii), replace the period at the end of subsection (viii) with a comma, and add the following text to the end of the section:
and (ix) following the termination of the Keep Well Agreement pursuant to Section 13(a)(ii) thereof, Holdings may, in its sole discretion, use any proceeds remaining in the Specified Account, as such term is defined in the Keep Well

Agreement, to redeem outstanding shares of Series B Convertible Preferred Stock over the 90 day period commencing upon the termination of the Keep Well Agreement in accordance with Section C(6) of the Fourth Article of the Certificate of Incorporation of Holdings; provided that the aggregate redemption price shall not exceed the amount of such remaining proceeds in the Specified Account.
     (j) Section 11.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     11.13 Financial Covenants.
     11.13.1 Fixed Charge Coverage Ratio.
     Not permit the Fixed Charge Coverage Ratio to be less than (i) 1.10 to 1.0 for any Computation Period ending prior to the termination of the Keep Well Agreement in accordance with Section 13(a)(ii) of the Keep Well Agreement and (ii) 1.20 to 1.0 for any Computation Period ending after the termination of the Keep Well Agreement in accordance with Section 13(a)(ii) of the Keep Well Agreement.
     11.13.2 Senior Debt to EBITDA Ratio.
Not permit the Senior Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period	Senior Debt to EBITDA Ratio
December 31, 2008	3.80 to 1.0
March 31, 2009	3.95 to 1.0
June 30, 2009	3.90 to 1.0
September 30, 2009	3.60 to 1.0
December 31, 2009	3.95 to 1.0
March 31, 2010	3.95 to 1.0
June 30, 2010	3.60 to 1.0
September 30, 2010	3.30 to 1.0
December 31, 2010	3.00 to 1.0
Each March 31, June 30, September 30, and December 31 thereafter	3.00 to 1.0

     11.13.3 Total Debt to EBITDA Ratio.
     Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period	Total Debt to EBITDA Ratio
December 31, 2008	5.80 to 1.0
March 31, 2009	6.10 to 1.0
June 30, 2009	6.00 to 1.0
September 30, 2009	5.60 to 1.0
December 31, 2009	6.25 to 1.0
March 31, 2010	6.25 to 1.0
June 30, 2010	5.65 to 1.0
September 30, 2010	5.00 to 1.0
December 31, 2010	4.50 to 1.0
Each March 31, June 30, September 30, and December 31 thereafter	4.50 to 1.0
     (k) Section 13.1.13 of the Credit Agreement is hereby deleted in its entirety.
     (l) Schedules 9.6 and 9.15 of the Credit Agreement are hereby amended and restated in their entirety as set forth on Exhibit C hereto.
     3. Pricing. From and following the date hereof, the pricing table set forth in the definition of the term “Applicable Margin” shall be deemed to be the following (the “Increased Applicable Margin”):

Level	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	5.00%	3.50%	0.50%	5.00%
; provided, that if the Senior Debt to EBITDA Ratio is less than 3.0 to 1.0 for any Computation Period ending after the date hereof (computed without giving effect to any “Investments” made under (and as such term is defined in) the Keep Well Agreement) (such Computation Period being the “Benchmark Period”), effective following the last day of the Benchmark Period such pricing table will revert to the table set forth in the Credit Agreement prior to the amendment described above; provided, further, that if the Senior Debt to EBITDA Ratio does not remain below 3.0 to 1.0 for each of the two consecutive Computation Periods immediately following the Benchmark Period (in each case computed without giving effect to any Investments made under the Keep Well Agreement), the pricing table shall revert to the Increased Applicable Margin set forth above, and the Borrowers shall upon demand pay to Administrative Agent, for the benefit of the Lenders, as additional interest owing on the Loans an amount equal to the additional interest that would have been due over the period commencing on the first day following the Benchmark Period through date the pricing table reverts to the Increased Applicable Margin, so as to result in interest accrual as if the Increased Applicable Margin had continuously remained in place.
     4. EBITDA.
     (a) Of the $12,000,000 equity investment made in Holdings on the date hereof, (i) $5,000,000 shall be deemed to be an increase to EBITDA (solely for the purpose of determining the Borrowers’ compliance with the financial covenants set forth in Section 11.13) for the period in which such equity investment is made, and (ii) as specified in the Keep Well Agreement, the portion of such investment comprising the Segregated Equity Investment may in the future be deemed to be an increase to EBITDA (solely for the purpose of determining the Borrowers’ compliance with the financial covenants set forth in Section 11.13 of the Credit Agreement).
     (b) Borrowers shall be permitted to have a one time addback to EBITDA for expenses incurred no later than March 31, 2010 from the failure of Holdings to consummate the initial registered public offering of Capital Securities of Holdings and Borrowers’ restructuring expenses, in an aggregate amount not to exceed $3,000,000. Equivalent deductions shall be made from the computation of Excess Cash Flow over the same applicable period.
     5. Debt Computation Matters. Notwithstanding anything to the contrary set forth in the Credit Agreement, commencing with the Fiscal Quarter ending March 31, 2009, for purposes of computing the Senior Debt to EBITDA Ratio and the Total Debt to EBITDA Ratio for any Computation Period ending on or after March 31, 2009, Debt pertaining to the Revolving Loans shall be deemed to equal the average daily balance of the outstanding Revolving Loans for the most recently completed Fiscal Quarter in such Computation Period.
     6. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by Administrative Agent):
     (a) Borrowers shall have executed and delivered this Amendment, together with such other documents, agreements and instruments as Administrative Agent may require or reasonably request;
     (b) Holdings shall have executed and delivered the Keep Well Agreement;
     (c) Holdings shall have delivered to Administrative Agent a fully executed copy of the Mezzanine Amendment;

     (d) Administrative Agent shall have approved the terms and conditions of any agreement, document or instrument pertaining to the $12,000,000 equity investment to be made in Holdings on or about the date hereof, including without limitation, the Certificate of Amendment and any other modification to any Loan Party’s organizational documents;
     (e) Holdings shall have received equity investments in Holdings of not less than $12,000,000, $5,000,000 of which shall comprise the Segregated Equity Investment, and the balance of which shall be paid by Borrowers to Administrative Agent, which payment amount Lenders hereby agree shall be applied against outstanding Revolving Loans (without any corresponding reduction to the Revolving Commitments);
     (f) Borrowers shall have paid to Administrative Agent, for the benefit of each Lender who executes this Amendment on or before December 23, 2008, a fee equal to 25 basis points of the sum of the outstanding principal balance of the Term Loan owing to such Lender and the Revolving Commitment of such Lender, which fee shall be fully earned and non-refundable when paid;
     (g) Borrowers shall have paid to Administrative Agent the fees set forth in that certain fee letter of even date herewith between Borrowers and Administrative Agent, which fees shall be fully earned and non-refundable when paid;
     (h) Borrowers shall have delivered to Administrative Agent, the Consent and Reaffirmation attached hereto, executed by each of the Persons listed as signatories thereto;
     (i) Borrowers shall have satisfied in full all unpaid costs and expenses (including without limitation Attorney Costs) incurred by Administrative Agent in connection with the Loan Documents (including without limitation all costs and expenses incurred by Administrative Agent in connection with the preparation, due diligence, administration and enforcement of all documentation contemplated by this Amendment); and
     (j) No Unmatured Event of Default or Event of Default (other than the Existing Events of Default) shall have occurred and be continuing.
     7. Representations and Warranties. To induce Administrative Agent and the undersigned Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Administrative Agent and Lenders that:
     (a) The execution, delivery and performance by each Borrower of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within each Borrower’s corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to any Borrower, the certificate of formation, operating agreement and any other organizational document of any Borrower, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon any Borrower or any of its property (including without limitation the Subordinated Debt Documents);
     (b) Each of the Credit Agreement and the Loan Documents, as amended by this Amendment and the documents and agreements contemplated thereby, are the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms;
     (c) Except to the extent amended hereby, the representations and warranties contained in the Credit Agreement and the Loan Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof; and
     (d) Except for the Existing Events of Default, Borrowers have performed all of their obligations under the Credit Agreement and the Loan Documents to be performed by Borrowers on or before the date hereof and as of the date hereof, Borrowers are in compliance with all applicable terms and provisions of the Credit Agreement and each of the Loan Documents to be observed and performed by Borrowers and no event of default or other event which upon notice or lapse of time or both would constitute an event of default has occurred.
     8. Keep Well Agreement. The Lenders hereby consent to the terms and provisions of the Keep Well Agreement, and authorize the Administrative Agent to execute and deliver the Keep Well Agreement. In the event of any inconsistencies or conflicts between the terms of the Keep Well Agreement and the terms of either the Credit Agreement and/or the Guaranty and Collateral Agreement, the Keep Well Agreement shall be deemed to govern and control, and shall constitute an amendment to the applicable provisions of the Credit Agreement and/or the Guaranty and Collateral Agreement (as applicable) so as to avoid any such inconsistencies and/or conflicts. The Lenders acknowledge that the Keep Well Agreement is the only agreement governing the release and application of funds on deposit in the Specified Account (as such term is defined in the Keep Well Agreement).
     9. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy or electronic transmission of any executed signature page to this Amendment shall constitute effective delivery of such signature page.
     10. Continued Effectiveness. Administrative Agent, Required Lenders and Borrowers hereby agree that all references to the Credit Agreement which are contained in any of the Loan Documents shall refer to the Credit Agreement as amended by this Amendment. Except as specifically set forth herein, the Credit Agreement and each of the Loan Documents shall continue in full force and effect according to its and their respective terms.
     11. Costs and Expenses. Each Borrower hereby agrees that all expenses incurred by Administrative Agent and Lenders in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including without limitation reasonable attorneys’ fees and expenses, shall be part of the Obligations.
     12. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
[signature pages follow]

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

ROADRUNNER TRANSPORTATION SERVICES, INC.
By:	/s/ Judith A. Vijums
Title:

SARGENT TRUCKING, INC.
By:	/s/ Judith A. Vijums
Title:

BIG ROCK TRANSPORTATION, INC.
By:	/s/ Judith A. Vijums
Title:

MIDWEST CARRIERS, INC.
By:	/s/ Judith A. Vijums
Title:

SMITH TRUCK BROKERS, INC.
By:	/s/ Judith A. Vijums
Title:

B&J TRANSPORTATION, INC.
By:	/s/ Judith A. Vijums
Title:

BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Administrative Agent and as a Lender
By:	/s/ Authorized Signatory
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Richard A. Clemmerson
Title: Vice President

M&I MARSHALL & ILSLEY BANK, as a Lender
By:	/s/ Authorized Signatory
Title: Vice President

By:	/s/ Authorized Signatory
Title: Vice President

DE MEER MIDDLE MARKET CLO 2006-1, LTD., as a Lender
By:	/s/ Chris York
Title: Vice President